STOCK OPTION AGREEMENT

FOR INCENTIVE STOCK OPTIONS
PURSUANT TO THE
TECHE HOLDING COMPANY
2011 STOCK-BASED INCENTIVE PLAN

OFFICERS AND EMPLOYEES

STOCK OPTIONS for a total of  _______ of Common Stock of Teche Holding Company (the "Company") is hereby granted to ___________________(the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 2011 Stock-Based Incentive Plan (the "Plan") adopted by the Company which is incorporated by reference herein, receipt of which is hereby acknowledged.  Such Stock Options are intended to be “incentive stock options” granted under Section 422 of the Internal Revenue Code of 1986, as amended.

1.           Option Exercise Price.  The Option Exercise Price is $_____ for each Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option (________ __, 20__).

2.           Exercise of Option.  This Option shall be first exercisable during periods of continued service as an employee or director in accordance with provisions of the Plan as follows:

(a)             Schedule of Rights to Exercise.

Date	Options First Exercisable(*)	Percentage of Total Shares Awarded Which Are Non-forfeitable

As of ________ __, 20__	___	20%
As of ________ __, 20__	___	40%
As of ________ __, 20__	___	60%
As of ________ __, 20__	___	80%
As of ________ __, 20__	___	100%

*Notes:

A.	Such Options granted shall be considered incentive stock options, that being options that do qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. To the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options that are exercisable for the first time by an employee during any calendar year under the Plan and any other stock option plan of the Company exceeds $100,000, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the

Date of Grant with respect to each such Incentive Stock Option. If the Option recipient owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than 10% of the total combined voting securities of the Company ("10% Owner"), the Exercise Price for Incentive Stock Options shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant, and such Incentive Stock Options granted shall not be exercisable after the expiration of five (5) years from the Date of Grant.

B.
Upon termination of service absent Retirement, Disability or Death, such options which are then exercisable shall cease to be exercisable three months from the date of termination of employment or, if sooner, until the expiration of the term of the Option.

C.	Upon Disability, all options shall be deemed immediately exercisable for a period not to exceed one year from such date of Disability or, if sooner, until the expiration of the term of the Option.

D.	Upon death, all options shall be deemed immediately exercisable by the estate for a period not to exceed one year from such date of death or, if sooner, until the expiration of the term of the Option.

E.
Upon Retirement (following attainment of not less than age 55 and completion of not less than ten years of service), all previously vested options shall continue to be exercisable for a period not to exceed one year from such date of Retirement, provided however, that such options not exercised within 3 months of such Retirement shall, thereafter, be deemed Non-Statutory options.

F.	Upon a Change in Control of the Company or the Bank, all options held, whether or not exercisable, shall be immediately exercisable.

G.
Upon termination of employment with the Company or the Bank, if the Participant continues status as a director of the Bank or the Company, the Participant is entitled to continue to exercise any such Stock Options during such continued service as a director, provided that if such options are not exercised within three months of termination of employment, then such options shall thereafter be deemed a Non-Statutory Stock Option.

H.
In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, re-capitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event an extraordinary capital distribution is made, the Committee will make such adjustments to previously granted Awards to prevent dilution, diminution, or enlargement of the rights of the Participant.

(b)           Method of Exercise.  This Option shall be exercisable by a written notice which shall:

(i)          State the election to exercise the Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

(ii)           Contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

(iii)            Be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

(iv)           Be in writing and delivered in person or by certified mail to the Treasurer of the Company.

No shares of Common Stock shall be issued until full payment of the Option Exercise Price has been received by the Company. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

(c)           Restrictions on Exercise.  This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.  As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

3.           Non-transferability of Option.  This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4.           Term of Option.  This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

5.           Method of Payment.  The Optionee may make payment of the Option Exercise Price by delivery of cash or Common Stock having a Fair Market Value on the day immediately preceding the exercise date equal to the total Option Exercise Price, or by any combination of cash and shares of Common Stock, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer in accordance with procedures approved by the Company. Payment of the Option Exercise Price in full or partial payment in the form of

Common Stock shall be made utilizing Common Stock that has been owned by the party exercising such Option for not less than six months prior to the date of exercise of such Option.

6.           Related Matters.  Notwithstanding anything herein to the contrary, additional conditions or restrictions related to such Options may be contained in the Plan or the resolutions of the Plan Committee authorizing such grant of Options.

Teche Holding Company

Date of Grant:	____________ __, 20__	By:

Attest:

[SEAL]

Optionee Acknowledgement

Optionee	Date

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